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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

•	Product sales of $84.0 million, a 7% increase over last year’s first quarter

•	Total revenue of $87.4 million, up 5% year-over-year

•	Record pre-tax income of $15.4 million

•	Earnings per share of $0.29, an increase of 12% over last year’s first quarter

•	New products launched containing life’sDHA™ in a variety of categories

•	Improvements in gross margin continue to demonstrate the strong leverage in our business

COLUMBIA, Md., March 4, 2009 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first quarter of fiscal 2009. Revenues for the first quarter were $87.4 million, up 5% from $82.9 million in the first quarter of fiscal 2008. Net income was $9.6 million, or $0.29 per diluted share, for the first quarter of fiscal 2009 compared with $8.7 million, or $0.26 per diluted share, in last year’s first quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Despite the troubling economy, Martek’s first quarter results showed both revenue and bottom line growth reflecting the strength of our core infant formula business, growing consumer awareness of the health benefits of DHA beyond infant formula markets and the continued execution of our business plan.  Net profits increased faster than revenue due to additional gross margin growth resulting from manufacturing improvements and increased plant utilization. While the current economy continues to present challenges for Martek as well as other businesses, I believe Martek continues to be well-positioned to deliver both revenue and profit growth in 2009.”

Revenue Summary

Product sales in the first quarter of fiscal 2009 increased 7% year-over-year to $84.0 million, reflecting higher revenues from Martek’s infant formula customers, particularly outside of the United States. In addition, sales of life’sDHA™ to non-infant formula nutritional markets grew more than 12% over the prior year’s first quarter.

The following is a breakdown of product sales by market for the first quarter (in thousands):

	Three months ended
	January 31,
			%
	2009	2008	increase
Infant formula market	$74,591	$70,278	6%
Food and beverage market	2,618	2,095	25%
Pregnancy and nursing, nutritional supplements and animal feeds	5,664	5,292	7%
Non-nutritional products	1,149	944	22%
Total product sales	$84,022	$78,609	7%

Contract manufacturing sales in the first quarter totaled $3.3 million, compared with $4.3 million a year ago. During fiscal 2009, the Company anticipates continuing to reduce the scope of its contract manufacturing activities in order to focus more of its resources on the Company’s higher margin nutritional oils business.

Gross Margin and Operating Expenses

Overall gross margin for the first quarter of fiscal 2009 was 42.4%, an increase over the 41.1% gross margin realized in the first quarter of fiscal 2008. The improvement resulted largely from improved productivity yields and increased capacity utilization at Martek’s manufacturing facilities.

Research and development expenses in the first quarter of fiscal 2009 were $6.7 million, an increase of 13% over the corresponding quarter of last year. Research and development as a percentage of revenue increased to 7.7% from 7.2% in the prior year’s first quarter. The Company continues to dedicate considerable resources to its research and development efforts in order to broaden Martek’s product offerings, to improve production efficiencies and versatility of our oils, and to further establish the scientific support for the health benefits of life’sDHA™. We believe our work in these areas will yield both short- and long-term financial benefits. The Company expects to continue to experience quarter-to-quarter fluctuations in research and development expenses primarily due to the timing of outside services, including third-party clinical trial services.

During the first quarter of fiscal 2009, selling, general and administrative expenses (“SG&A”) were $13.1 million, or 15.0% of revenue, a slight decrease, on a percentage of revenue basis, from last year’s first quarter. For fiscal 2009, SG&A, on a percentage of revenue basis, is expected to remain near fiscal 2008 levels as the Company continues to closely manage SG&A spending levels.

Financial Position

For the first quarter of fiscal 2009, the Company generated $8.6 million of cash from operating activities, a $6.5 million decrease from the cash generated in the first quarter of fiscal 2008. Consistent with the Company’s projections noted last quarter, the first quarter’s operating cash flow also decreased as compared to the fourth quarter of fiscal 2008. Both decreases were due, in part, to the timing of ARA purchases from DSM and a higher accounts receivable balance caused by an unevenness in customer ordering patterns. These ordering patterns resulted in customer sales being more heavily weighted towards the end of the first quarter of fiscal 2009 as compared to other quarters. These factors contributed to lower cash flow in first quarter of fiscal 2009.

As of the end of the first quarter, Martek had $107.3 million in cash and cash equivalents, a minimal amount of debt and the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing.

Significant Recent Events

•	New products recently launched with Martek’s life’sDHA™ include:

•	Food and Beverage Products –

•	U.S. Launches – Advanced Food Products’ Jelly Belly Pudding®; Rich and Wholesome Foods’ Nogurt™ non-soy, non-dairy yogurt; Shamrock Farms’® Essentials™ milk; Healthy Culture’s Healthy 10™ Kefir

•	International Launches – Biostime infant cereal (China); Vecchia Malga mozzarella cheese (Italy); Good Bread Ltd.’s Slice of Health Omega-3™ bread (India); Corman’s Balade Light Butter and Balade Fresh Cheeses (Belgium)

•	U.S. and International Launches – Celebrate Life Nutrition’s Celebrate ™ Chocolate Classics and Celebrate ™ Chocolate Creations (U.S. and Japan)

•	Pregnancy and Nursing Products – Upsher-Smith Laboratories’ PreNexa™ all-in-one with 265 mg life’sDHA™; Azur Pharma Ltd.’s Gesticare® DHA with 250 mg life’sDHA™; Mission® Pharmacal’s CitraNatal® Assure with 300 mg life’sDHA™ (All in U.S.)

•	Nutritional Supplement Products – Barlean’s Total Omega Vegan Swirl (U.S. and China); Rujian International Trading Ltd.’s Neuromins® DHA (China); Beijing Babycare’s Nutrimed® Brain Support DHA (China); and ElleMommy’s DHA (China)

•	New Microencapsulation Technology In-licensed for Certain Food Applications – In February 2009, Martek entered into a license agreement with General Mills for a patented microencapsulation technology. Microencapsulation is a process widely used in food manufacturing that protects the integrity of food ingredients and helps maintain the nutritional value, shelf-life and flavor of the finished food or beverage product. This technology is expected to expand the range of food and beverage products that can incorporate life’sDHA™ and enhance Martek’s ability to produce high-quality, cost-effective DHA powders. Martek is granted a perpetual and generally exclusive license to the technology for use with DHA and other polyunsaturated fatty acids, while General Mills retains the right to this technology for its own use and exclusively for uses within certain of its core businesses.

•	New Data Published on Benefits of DHA – The benefits of DHA supplementation were recently discussed in the following publications.

•	A study published in the Journal of the American Medical Association (January 2009) evaluated the effects of providing a higher than usual level of DHA to 657 very premature infants (33 weeks or less) during the early weeks of life in order to achieve the DHA levels equal to those of a term infant. The results of a preplanned analysis by gender found that premature girls on the high DHA diet scored five points higher on the Bayley Mental Development Index than did the girls receiving the standard DHA diet. This resulted in a 55% reduction in mild mental delay and an 80% reduction in significant mental delay. These were statistically significant improvements versus the control. The benefits were not significant in males. Martek’s life’sDHA™ as well as DHA derived from fish oil was used in the study.

•	The results of a study published online (January 2009) and which will appear in an upcoming issue of The Journal of Nutrition evaluated the effect of DHA on several indicators of inflammation in 34 hypertriglyceridemic men. As a result of DHA supplementation, several indicators of inflammation were improved, including: the number of circulating neutrophils; the concentrations of C-reactive protein (“CRP”); interleukin-6; and granulocyte monocyte-colony stimulating factor. There was a corresponding increase in the concentration of anti-inflammatory matrix metalloproteinase. The authors noted that the reduction of CRP was similar to that seen with statins. Overall, the authors concluded that supplemental DHA may lessen the inflammatory response. Martek’s life’sDHA™ was used in this study.

Financial Guidance

Martek expects total revenues for the second quarter of fiscal 2009 to be between $87 million and $92 million with second quarter infant formula revenue projected to be between $76 million and $80 million and second quarter non-infant formula nutritional revenue projected to be between $7 million and $9 million. Second quarter gross margin is expected to be approximately 42.5%. Net income for the second quarter is projected to be between $8.9 million and $10.3 million, and diluted earnings per share are projected to be between $0.27 and $0.31.

For the full fiscal year 2009, consistent with previous guidance, the Company continues to expect moderate growth of both revenues and profitability over fiscal 2008 with profitability continuing to grow at a higher rate than revenues primarily due to improvements in gross profit margins. However, if the current worldwide economic recession remains deep and prolonged, there is greater uncertainty with respect to the Company’s ability to attain its forecasted operating results.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its first quarter results and fiscal 2009 outlook at 4:45 p.m. Eastern Time on Wednesday, March 4, 2009. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on April 4, 2009.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations regarding revenue, gross margin, operating expenses and income for the second quarter of and full fiscal year 2009; and (3) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and its contract manufacturing business. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2008 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended
	January 31,
	2009	2008
Revenues:
Product sales	$84,022	$78,609
Contract manufacturing sales	3,341	4,272

Total revenues	87,363	82,881

Cost of revenues:
Cost of product sales	46,909	45,097
Cost of contract manufacturing sales	3,409	3,688
Total cost of revenues	50,318	48,785

Gross margin	37,045	34,096

Operating expenses:
Research and development	6,749	5,981
Selling, general and administrative	13,097	12,981
Amortization of intangible assets	1,781	1,679
Other operating expenses	153	153

Total operating expenses	21,780	20,794

Income from operations	15,265	13,302
Interest income (expense) and other, net	160	217

Income before income tax provision	15,425	13,519
Income tax provision	5,819	4,850

Net income	$9,606	$8,669

Basic earnings per share	$0.29	$0.26

Diluted earnings per share	$0.29	$0.26

Shares used in computing basic earnings per share	33,150	32,745
Shares used in computing diluted earnings per share	33,399	33,130

Unaudited Condensed Consolidated Balance Sheets Data

		January 31,	October 31,
		2009	2008
Assets:
	Cash and cash equivalents	$107,309	$102,495
	Accounts receivable, net	49,593	40,438
	Inventories, net	103,440	99,553
	Other current assets	5,174	4,866
	Property, plant and equipment, net	262,631	265,900
	Deferred tax asset	32,961	38,356
	Long-term investments	11,310	11,336
	Goodwill and other, net	82,867	83,037

Total assets		$655,285	$645,981

Liabilities and stockholders’ equity:
	Current liabilities	$45,635	$47,342
	Non-current liabilities	9,544	10,056
	Stockholders’ equity	600,106	588,583

Total liabilities and stockholders’ equity		$655,285	$645,981

Unaudited Condensed Consolidated Cash Flow Data

	Three months ended January 31,
	2009	2008
Operating activities:
Net income	$9,606	$8,669
Non-cash items	12,960	11,905
Changes in operating assets and liabilities, net	(13,965)	(5,458)

Net cash provided by operating activities	8,601	15,116

Investing activities:
Purchase of investments and marketable securities, net	—	(11,150)
Expenditures for property, plant and equipment	(2,531)	(1,866)
Capitalization of intangible assets	(1,309)	(799)

Net cash used in investing activities	(3,840)	(13,815)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(29)	(252)
Proceeds from stock option exercises and other, net	82	4,123

Net cash provided by financing activities	53	3,871

Net change in cash and cash equivalents	4,814	5,172
Cash and cash equivalents, beginning of period	102,495	16,973

Cash and cash equivalents, end of period	$107,309	$22,145